Exhibit 99.1

China Education Alliance Announces Second Quarter 2015 Financial Results

HARBIN, China, Aug. 14, 2015 /PRNewswire/ — China Education Alliance, Inc. ("China Education Alliance" or the "Company") (OTC Pink: CEAI), a China-based education resource and services company, today announced its financial results for the second quarter of 2015.

Financial Highlights for the Second Quarter of Fiscal 2015

•	Total revenues decreased by 68% to $0.2 million.
•	Net loss of $7.6 million.
•	Loss per share was $0.72 per fully diluted share.

Second Quarter Review:

Revenue for the quarter ended June 30, 2015 decreased by $0.4 million, or 68%, to $0.2 million from $0.6 million for the quarter ended June 30, 2014.

The decline in revenue for the quarter ended June 30, 2015 was a result of decline in revenue across all of our business. We believe the main reason was our continuously weakening brand recognition in the main targeted market and increased competition from new competitors. In addition, in the middle of 2014, the local government in Harbin announced policies prohibiting teachers of public schools from engaging in any tutoring/training activities outside of public schools. Since all the teachers previously hired by Harbin Tianlang Culture and Education School ("Tianlang"), one of our schools in Harbin city, were public school teachers, Tianlang had to cut its class offerings dramatically as a result of these policies, which directly affected our revenue for the training center division. Although we strive to locate and hire qualified non-public school teachers, we are unable to restore our teaching/training operations to the same scale within a short period of time as the quarter ended June 30, 2014. We do not foresee any notable improvement on our training center division for the coming quarter due to the limited availability of qualified non-public school teachers and conducted an impairment test on Tianlang as of June 30, 2015 and recognized an impairment loss of $0.6 million.

However, we believe the rise of the online education industry in China presents a good opportunity for us to improve and develop our online education business. We have been focusing on the development and promotion of our online education business and launched China Education Cloud Platform (the "Platform") by the end of 2014.

During the initial operation period of the Platform, we offer free access to the Platform to teachers and students with an aim to quickly develop the user base, establish an interactive teaching and learning platform and achieve a leading position within the industry. After this initial promotion period, we will share with teachers and educational institutions the platform usage, maintenance and service fees paid by students. Our plan is to contract up to one thousand educational institutions and reputable teachers in China by the end of 2015. To date, we have entered into agreements with over 100 schools and educational institutions that will use our Platform and services to offer live or on demand online courses. We hope that the Platform will start to generate revenue upon expiration of the one year free trial period. However, there can be no assurance that we will be able to sign up educational institutions and teachers as planned and if we fail, our revenue will be adversely affected.

Our overall cost of revenue decreased by $0.3 million or 17% to $1.2 million for the quarter ended June 30, 2015, from $1.5 million for the second quarter last year. Cost of revenue for the online education division decreased $0.03 million or 3% to $1.04 million for the quarter ended June 30, 2015, from $1.07 million for the quarter ended June 30, 2014. The slight decrease was primarily due to the decrease in depreciation costs resulting from decreased expenditure on fixed assets. While we strive to provide high-quality and update-to-date online materials, we continue to control cost of revenue for the online education division by closely monitoring the variable costs while maintaining fixed costs at a stable level. Cost of revenue for the training center division decreased by $0.2 millionor 59% to $0.2 million for the quarter ended June 30, 2015 from $0.4 million for the quarter ended June 30, 2014. The decrease in cost of revenue was mainly due to a decrease in teacher's salary as our teachers are paid by the number of classes they teach and there was a decrease in classes we offered during the second quarter of 2015 particularly the significant decrease in the course offerings of Tianlang as compared to the same period in 2014.

Gross loss was $1.01 million for the second quarter of 2015, an increase of $0.15 million, or 18% from $0.86 million for the same period in 2014. Selling expenses decreased by $0.3 million or 25% to $0.9 million for the second quarter of 2015, from $1.2 million for the prior year. Selling expenses were 74% of total revenue in the second quarter of 2015 compared with 82% in 2014. The decrease in selling expenses was mainly due to the decrease in direct labor cost for selling classes of our onsite training centers. We expect our selling expenses to remain at the same level for the coming quarter.

Administrative expenses increased by $0.1 million or 2%, to $5.2 million for the second quarter of 2015, from $5.0 million for 2014. This was mainly due to the increase in labor costs for the ongoing maintenance of the Platform, as well as development expenses for the Platform related functions. In the future we expect the administrative expenses to remain at this level because we will incur ongoing research and development expenses for the maintenance and further development of the Platform.

Net loss was $7.6 million, or negative return of $0.72 per share basic and diluted, for the second quarter of 2015, as compared to net loss of $7.4 million or negative return of $0.70 per share basic and diluted, for the same period in 2014.

Financial Position

At June 30, 2015, we had cash and cash equivalents of $9.8 million, a decrease of $12.9 million or 57%, from $22.7 million as of December 31, 2014.

As of June 30, 2015, the Company had no long-term debt.

About China Education Alliance, Inc.

China Education Alliance, Inc. (http://www.chinaeducationalliance.com) is a leading educational services company offering high-quality instructors and online education materials for students between the ages of 6 to 18 and adults (university students and professionals) aged 18 and over. Divided into two segments, students and graduate professionals, our business model delivers the skills and knowledge necessary to excel in a rapidly growing and highly competitive China. The Company provides students in the first segment with online education materials sourced from top tier schools and famous instructors for download, as well as online training and tutoring services. With teaching centers located across China, the Company also offers hands on training and tutoring to aid Chinese students pass the two most important tests they will face in their educational careers: the senior high school entrance and college entrance exams. In the second segment for graduates and professionals, China Education Alliance provides vocational training courses in subjects including IT, administration, multimedia, as well as several professional training programs.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company's planned expansion and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs and are not a guarantee of future performance but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the education industry, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's new facilities, risk associated with large scale implementation of the company's business plan, the ability to attract new customers, ability to increase its product's applications, cost of raw materials, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release, readers are cautioned not to place undue reliance on any of them and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

For more information, please contact:

China Education Alliance, Inc.
Ms. Cloris Li
Chief Financial Officer
Email: ir@edu-chn.com

China Education Alliance, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$9,822,981	$22,696,126
Accounts receivable	22,901	22,763
Other receivables	364,949	464,550
Prepaid expenses and other current assets	423,929	594,390
Total current assets	10,634,760	23,777,829

Non-current Assets
Property and equipment, net	5,205,746	6,555,511
Intangibles and capitalized software, net	180,024	961,839
Total non-current assets	5,385,770	7,517,350

Total Assets	$16,020,530	$31,295,179

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$429,184	$468,098
Deferred revenue	1,334,560	1,319,962
Income tax and other taxes payable	210,199	210,582
Total current liabilities	1,973,943	1,998,642

Commitments and Contingent Liabilities	-	-

Stockholders' Equity

Common stock ($0.001 par value, 150,000,000 shares authorized, 10,582,530 and 10,582,530 issued as of June 30, 2015 and December 31, 2014, respectively; 137,512 and 137,512 shares held in treasury, as of June 30, 2015 and December 31, 2014, respectively)	10,583	10,583
Additional paid-in capital	40,942,009	40,942,009
Statutory reserve	3,792,161	3,792,161
Retained earnings	(40,908,546)	(25,859,244)
Accumulated other comprehensive income	12,524,752	12,338,272
Less: Treasury stock	(977,072)	(977,072)
Stockholders' equity - CEAI and Subsidiaries	15,383,887	30,246,709
Noncontrolling interests in subsidiaries	(1,337,300)	(950,172)
Total stockholders' equity	14,046,587	29,296,537

Total Liabilities and Stockholders' Equity	$16,020,530	$31,295,179

China Education Alliance, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Revenue
Online education revenue	$85,199	$130,383	$168,979	$257,647
Training center revenue	101,592	459,155	207,461	1,056,585
Total revenue	186,791	589,538	376,440	1,314,232

Cost of Revenue
Online education costs	1,042,140	1,072,595	2,109,214	2,107,464
Training center costs	156,521	377,479	279,778	775,004
Total cost of revenue	1,198,661	1,450,074	2,388,992	2,882,468

Gross Profit/(Loss)
Online education gross loss	(956,941)	(942,212)	(1,940,235)	(1,849,817)
Training center gross profit/(loss)	(54,929)	81,676	(72,317)	281,581
Total gross loss	(1,011,870)	(860,536)	(2,012,552)	(1,568,236)

Operating Expenses
Selling expenses	884,813	1,185,254	1,777,003	2,395,702
Administrative expenses	5,096,159	5,001,944	10,264,123	8,704,791
Depreciation and amortization	304,909	523,968	749,625	1,016,164
Total operating expenses	6,285,881	6,711,166	12,790,751	12,116,657

Loss from operations	(7,297,751)	(7,571,702)	(14,803,303)	(13,684,893)

Other Income (Expense)
Other income(expenses), net	(830)	9,967	(241)	38,023
Loss on disposal of property and equipment	(21,109)	(10,709)	(31,245)	(16,162)
Impairment loss on intangible assets	(625,922)	-	(625,922)	-
Interest income	12,459	42,284	29,936	87,870
Total other income/(expense), net	(635,402)	41,542	(627,472)	109,731

Net Loss Before Provision for Income Tax	(7,933,153)	(7,530,160)	(15,430,775)	(13,575,162)
Income taxes:
Current	-	-	-	-
Deferred	-	-	-	-

Net Loss	(7,933,153)	(7,530,160)	(15,430,775)	(13,575,162)
Net Loss attributable to the noncontrolling interests	(326,805)	(138,388)	(381,473)	(206,325)
Net Loss - attributable to CEAI and Subsidiaries	$(7,606,348)	$(7,391,772)	$(15,049,302)	$(13,368,837)

Net Loss per common stock-basic and diluted	$(0.72)	$(0.70)	$(1.42)	$(1.26)

Weighted Average Shares Outstanding-basic and diluted	10,582,530	10,582,530	10,582,530	10,582,530

The Components of Other Comprehensive Income
Net Loss	$(7,606,348)	$(7,391,772)	$(15,049,302)	$(13,368,837)
Foreign currency translation adjustment	109,653	60,654	186,480	(451,437)

Comprehensive Loss	$(7,496,695)	$(7,331,118)	$(14,862,822)	$(13,820,274)

China Education Alliance, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months ended June 30,
	2015	2014

Cash flows from operating activities
Net loss	$(15,430,775)	$(13,575,162)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization - operating expenses	749,624	1,016,164
Depreciation and amortization - cost of revenue	761,208	875,902
Loss on disposal of fixed assets	31,245	16,162
Impairment loss on intangible assets	625,922	-
Net changes in operating assets and liabilities
Accounts receivable	1	(22,586)
Prepaid expenses and other receivables	272,702	(300,171)
Accounts payable and accrued liabilities	(40,819)	(631,355)
Income tax and other taxes payable	(383)	106,848
Deferred revenue	6,470	322,784
Net cash used in operating activities	(13,024,805)	(12,191,414)

Cash flows from investing activities
Purchases of property and equipment	-	(1,205,116)
Proceeds from disposal of property and equipment	10,087	2,602
Net cash (used in) provided by investing activities	10,087	(1,202,514)

Cash flows from financing activities
Net cash used in financing activities	-	-

Effect of exchange rate changes on cash	141,573	(393,951)

Net decrease in cash and cash equivalents	(12,873,145)	(13,787,879)

Cash and cash equivalents at beginning of period	22,696,126	56,377,154

Cash and cash equivalents at end of period	$9,822,981	$42,589,275

Supplemental disclosure of cash flow information
Income tax paid	$-	$-